Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400 Deerfield, IL 60015

Contact:	Terry Huch Senior Director, Investor Relations & Corporate Communications
847-405-2515 — thuch@cfindustries.com

CF Industries Holdings, Inc. Reports Record First Quarter Earnings

Higher Prices and Customer Positioning for Spring Drive Strong Profitability

DEERFIELD, IL—May 5, 2011—CF Industries Holdings, Inc. (NYSE: CF):

First Quarter Highlights

•                  Net earnings attributable to common stockholders were a record $282.0 million, or $3.91 per diluted share, compared to a loss of $4.4 million, or $0.09 per diluted share, in the 2010 first quarter.

•                  First quarter results included a $32.5 million pre-tax gain on the sale of dry product warehouses, $19.9 million of accelerated amortization of loan costs, $2.1 million in restructuring and integration costs and a $0.7 million non-cash mark-to-market gain on natural gas derivatives.

•                  Record earnings before interest, taxes, depreciation and amortization of $585.1 million, compared to $19.4 million in the first quarter of 2010.

•                  Record net sales of $1.2 billion, up 134 percent from $502.4 million in the 2010 first quarter.

•                  Total sales volume of 3.3 million tons.

Outlook

•                  Strong spring demand, tight global grain stocks and favorable natural gas prices provide a very positive environment for North American plant nutrient producers.

CF Industries Holdings, Inc. today reported first quarter 2011 net earnings attributable to common stockholders of $282.0 million, or $3.91 per diluted share, compared to a loss of $4.4 million, or $0.09 per diluted share, in the first quarter of 2010.  First quarter results included a $32.5 million pre-tax gain on the sale of four dry product warehouses, $19.9 million of accelerated amortization of loan costs related to retirement of the bank term loan, $2.1 million in restructuring and integration costs and a $0.7 million non-cash mark-to-market gain on natural gas derivatives.   These items increased/(reduced) after-tax earnings per diluted share by $0.28, $(0.17), $(0.02) and less than $0.01, respectively. First quarter 2010 results included $136.1 million in business combination costs, a $28.3 million gain on the sale of common shares of Terra Industries Inc., an $11.2 million non-cash mark-to-market loss on natural gas derivatives and $2.7 million of Perú project development costs.

Earnings before interest, taxes, depreciation and amortization were $585.1 million in the first quarter of 2011, compared to $19.4 million in the first quarter of 2010.

Net sales in the first quarter of 2011 were $1.2 billion, up 134 percent from $502.4 million in the same period last year, due to the inclusion of Terra net sales and higher product prices.  Year-ago volumes, sales and all other first quarter 2010 financial data in this release are presented on a pre-acquisition basis, as reported.  Reflecting this basis, total sales volume nearly doubled from 1.7 million tons in the 2010 first quarter to 3.3 million tons in 2011, largely explained by the inclusion of Terra sales volume.

“We entered the year with lean inventories,” said Stephen R. Wilson, chairman and chief executive officer, CF Industries Holdings, Inc. “We are pleased that excellent plant performance allowed us to deliver good sales results in the first quarter and to position inventories for the spring selling season.”

The company reported record first quarter revenue, net earnings and earnings per share.  Cash flow from operations was the highest of any quarter in the company’s history due to the strong earnings and a net addition to customer deposits related to forward sales.  Continued Wilson, “Industry conditions presented a great opportunity for us to showcase CF Industries’ earnings power.  Our capable, integrated team seized that opportunity, operating our assets effectively and taking advantage of our expanded set of tools and market expertise.  As a result, the acquisition synergies we’ve been working hard to implement were visible at the bottom line.”

Expectations for the spring selling season are high, with the U.S. Department of Agriculture (USDA) forecasting that farmers will plant 92 million acres of corn, 58 million acres of wheat and 13 million acres of cotton this crop year.  Planting started somewhat early in the southern plains, except in drought-stricken areas, principally in Texas.  However, poor weather in the Corn Belt has delayed nutrient application and planting and has caused flooding, which complicates logistics.

Flexibility in plant sourcing and transportation has continued to benefit CF Industries and its customers during the period of high water levels on the inland waterway system.  The company’s scale, geographic scope and access to a variety of transportation modes allow it to react quickly to customer needs by varying production sources and distribution methods.

Grain prices remain high, providing farmers with compelling incentives to plant corn, wheat and cotton and to fertilize them optimally.  Even with elevated corn prices, demand destruction has not been evident.  With projected corn usage providing little relief to the very low stocks-to-use ratio, farmers appear to be following through on spring planting intentions where possible and planning for large plantings in future years.

Nutrient prices continue to be favorable, with ammonia and UAN prices rising during the first quarter and phosphate prices maintaining high levels.  International urea values declined in March, but subsequently rebounded.

Nitrogen Segment

CF Industries delivered 2.8 million tons of ammonia, urea, urea ammonium nitrate solutions (UAN), ammonium nitrate (AN) and other nitrogen products during the first quarter of 2011.

Ammonia sales volume in the first quarter of 2011 of 410,000 tons was sold at an average price of $494 per ton, compared to 189,000 tons at an average price of $321 in the first quarter of 2010.  The 54 percent increase in average price realizations reflected much higher market prices, offset partially by a seasonally low agricultural portion of the ammonia mix in the first quarter, an effect that was less pronounced before the Terra acquisition.  All seven of the company’s nitrogen fertilizer manufacturing complexes in North America operated at full ammonia production capacity in the quarter.

CF Industries sold 604,000 tons of granular urea at an average price of $371 in the 2011 first quarter, compared to 598,000 tons at an average price of $306 in the 2010 first quarter.  After increasing steadily since summer, urea prices declined in March due to high global production rates, greater than expected exports from China in December and January, and delayed purchases by India.  In this environment, and in light of heightened political uncertainty, traders increased imports into the U.S., the world’s most liquid market for plant nutrients.  However, low beginning stocks and heavy farm-level demand allowed the domestic market to absorb the higher levels of imports.

The company sold about 1.5 million tons of UAN in the first quarter of 2011 at an average price of $277 per ton, compared to 404,000 tons at an average price of $205 in the year-ago quarter.  The start-up of the new Woodward, Oklahoma UAN plant helped the company achieve record quarterly production of nearly 1.6 million tons (32 percent basis).  Customer shipments of UAN were 17 percent higher than the pro forma combined volume of CF Industries and Terra in the first quarter of 2010.  Notwithstanding heavy industry shipping volume in the first quarter, the company believes that UAN’s current larger than normal price premium on a nutrient basis compared to ammonia and urea is likely to be sustained by increasing customer preference for UAN, the likelihood of a weather-related shift from ammonia, and reduced international production of UAN.

In the first quarter of 2011, AN sales volume of 244,000 tons was sold at an average price of $251.  There were no AN sales in the first quarter of 2010 as all of the company’s AN capacity was acquired in the Terra transaction. AN production of 283,000 tons was the highest quarterly level since the acquisition.

CF Industries’ nitrogen sales also included 129,000 tons of other nitrogen products, including 71,000 tons of urea liquor (UL).  In previous quarterly reports, UL sales volumes have been included with granular urea.

Nitrogen net sales totaled $925.9 million, up 183 percent from $327.0 million in the 2010 first quarter.  Gross margin for the nitrogen segment was $442.5 million, more than four times the gross margin of $97.3 million in the 2010 first quarter.  The increase was due primarily to the benefit from the Terra acquisition, higher selling prices, lower realized natural gas costs and non-recurrence of an unrealized mark-to-market loss on natural gas derivatives in the prior period.  Gross margin as a percent of sales was 48 percent, up from 30 percent in the year-earlier quarter.

CF Industries’ realized natural gas cost averaged $4.32 per MMBtu in the first quarter of 2011, compared to $5.13 during the first quarter of 2010.  The winter of 2010-2011 was the fourth coldest winter in the last 25 years for the contiguous United States, drawing approximately 400 billion cubic feet (BCF) of natural gas above normal heating season demand.  It followed the second hottest summer in the same period, which drew an additional 250 BCF of natural gas above normal cooling season demand.  Despite these heavy draws, the amount of gas in storage remains above the five-year average and prices remain subdued due to high production levels.

Phosphate Segment

The phosphate segment also benefited from excellent plant performance, tying the segment’s quarterly production record as measured in tons of P2O5.  This production level allowed the company to increase domestic sales volume slightly compared to the year-earlier quarter and build inventories for spring application and opportunistic exports.  Total sales volume for diammonium phosphate (DAP) and monoammonium phosphate (MAP) was eight percent lower than in the first quarter of 2010 when beginning inventories were larger.  The phosphate sales team achieved high average price realizations by emphasizing domestic sales volume, which was higher than during the 2010 first quarter, and nimbly pursuing niche export opportunities.

Phosphate imports into the United States during the first quarter set an all-time record, which offset lower production by some domestic producers in the period.  Subsequent to the end of the quarter, one of the company’s non-integrated domestic competitors permanently ceased production of phosphates.

First quarter net sales of DAP and MAP were $248.1 million, up 41 percent from the first quarter of 2010 due to higher average selling prices.  Average price realizations for DAP and MAP were $562 and $569 per ton, compared to $361 and $379, respectively, in the year-ago period.

Gross margin for the segment was $82.5 million, up from $31.7 million in the 2010 first quarter.  Gross margin percentage was 33 percent of sales, compared to 18 percent of sales in the year-

earlier period.  The increase was attributable to higher prices, partially offset by higher raw materials costs.

CF Industries’ Plant City, Florida Phosphate Complex operated at 99 percent of capacity during the 2011 first quarter.

Safety Performance

As previously reported, an accident at the Hardee Phosphate Complex during February resulted in a fatal injury to a construction contractor’s employee.  Additionally, one lost time accident (LTA) affected a CF Industries employee in January.

The following company facilities achieved safety milestones during the first quarter of 2011:

•                  The Frankfort, Illinois Terminal achieved 15,000 days without an LTA;

•                  The Ritzville, Washington Terminal achieved 10,000 days without an LTA;

•                  The Courtright, Ontario Nitrogen Complex achieved ten years without an LTA;

•                  The Donaldsonville, Louisiana Nitrogen Complex achieved five million work hours (approximately eight and a half years) without an LTA; and

•                  The Port Neal, Iowa Nitrogen Complex achieved two years without an LTA.

“Our Frankfort Terminal is the eighth CF Industries facility to achieve 15,000 safe days, which is more than 41 years,” said Wilson.  “We are very proud of the deeply rooted safety culture our team exhibits each day in our workplaces.”

Liquidity and Financial Position

At March 31, 2011, CF Industries’ cash, cash equivalents and short-term investments totaled $1.1 billion, including $748 million of customer advances.  In addition, the company held investments in illiquid auction rate securities that were valued at $103.6 million.

CF Industries repaid the remaining $346 million of its term loan from available cash flow during the quarter.  The company retired the $1.2 billion term loan facility in under a year, primarily from operating cash flow.  At March 31, 2011, the company had outstanding long-term debt of $1.6 billion, comprising primarily senior notes due in 2018 and 2020.

Dividend Payment

On April 29, 2011, CF Industries’ board of directors declared the regular quarterly dividend of $0.10 per common share. The dividend will be paid on May 27, 2011 to stockholders of record on May 16, 2011.

Outlook

The company’s outlook is very positive.  Low domestic and global grain stocks are expected to drive high plantings for the next several years.  The USDA projects that U.S. farmers will plant more than 90 million acres of corn each year through 2015, which would provide a very supportive demand environment for the company’s products.

The short-term outlook also is favorable due to high expected plantings and nutrient application rates.  In some areas of the Corn Belt, direct application of ammonia started on time, but subsequently was slowed by wet weather.  Delayed planting and wet soil conditions could impact farmers’ choice of nitrogen products, reducing the ammonia portion of the mix in favor of UAN and urea compared to the ideal spring ammonia season of 2010.

North American farmers are recognizing the benefits of UAN, which increases application flexibility and facilitates earlier planting.  The company expects robust UAN demand in the second quarter, which will benefit CF Industries given its strong market position for this product.  The company is taking advantage of its industry-leading flexibility in transportation and logistics to reposition its products for optimal coverage during the late, but still very promising, spring.

High demand, the narrower export window in China, gas limitations at some facilities and delays in certain scheduled capacity additions are expected to keep world ammonia and urea supply and demand balanced to tight.  The company expects global ammonia demand and prices to continue to receive support from rising industrial demand and high phosphate production rates.  Phosphate prices continue to benefit from high demand and new project delays.

The company’s position in the nitrogen market also stands to benefit from relatively stable, attractive natural gas costs in North America and higher energy prices in Europe and Asia.  Spot natural gas prices in Europe have risen due to expected higher demand for liquefied natural gas (LNG) in Japan, and oil-based contract prices have reached $13 per MMBtu in some countries that buy gas from Russia without formula discounts.  In China, higher energy prices also have raised local production costs for urea.

“Under current industry conditions we believe that CF Industries will enjoy an extended period of strong profitability,” said Wilson.  “In the short term, we are positioned for a very good spring.  Longer term, the combination of tight grain markets, the favorable cost position of North American nitrogen producers, and our unmatched flexibility in product movement make us very optimistic.”

The company expects capital expenditures of approximately $300 million in 2011.

Conference Call

CF Industries will hold a conference call to discuss these first quarter results at 10:00 ET on Friday, May 6, 2011.  Investors can access the call and find dial-in information on the Investor Relations section of the company’s Web site at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc. CF Industries is a global leader in manufacturing and distribution of nitrogen and phosphate products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States and Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a plant nutrient manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG,

a global plant nutrient trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the company’s performance, liquidity, financial strength, and capital structure. The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this financial results release may not be comparable to similarly titled measures of other companies. Reconciliations of the non-GAAP financial measures to GAAP are provided in tables accompanying this release.

Safe Harbor Statement

Certain statements contained in this communication may constitute “forward-looking statements.” All statements in this communication, other than those relating to historical information or current condition, are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Important factors that could cause actual results to differ materially from our expectations include, among others:  the volatile cost of natural gas in the areas where our production facilities are principally located; the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; reliance on third party transportation providers; our ability to integrate the Terra businesses promptly and effectively and to achieve the cost savings and synergies we anticipate from the acquisition within the expected time frame or at all, the potential for disruption from the acquisition to make it more difficult for us to maintain relationships with customers, employees or suppliers, and the impact of system integration efforts, including the implementation of a new enterprise resource planning (ERP) system;; weather conditions; risks associated with expansion of our business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements; future regulatory restrictions and requirements related to greenhouse gas emissions and climate change; our inability to predict seasonal demand for our products accurately; the impact of changing market conditions on our forward sales programs; risks involving derivatives and the effectiveness of our risk measurement and hedging activities; the reliance of our operations on a limited number of key facilities and the significant risks and hazards against which we may not be fully insured; risks associated with joint ventures; acts of terrorism and regulations to combat terrorism; difficulties in securing the supply and delivery of raw materials we use and increases in their costs; risks associated with international operations; the concentration of our sales with certain large customers; losses on our investments in securities; deterioration of global market and economic conditions; our substantial indebtedness and the limitations on our operations imposed by the terms of our indebtedness; our ability to comply with the covenants under our indebtedness and to make payments under such indebtedness when due; potential inability to refinance our indebtedness in connection with any change of control affecting us; and loss of key members of management and professional staff.  Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

# # #

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

	Three months ended
	March 31,
	2011	2010
	(in millions, except per share amounts)
Net sales	$1,174.0	$502.4
Cost of sales	649.0	373.4
Gross margin	525.0	129.0
Selling, general and administrative	31.0	16.2
Restructuring and integration costs	2.1	—
Other operating - net	(31.0)	139.3
Total other operating costs and expenses	2.1	155.5
Equity in earnings of operating affiliates	(11.5)	—
Operating earnings (loss)	534.4	(26.5)
Interest expense	52.1	0.4
Interest income	(0.3)	(0.3)
Other non-operating - net	(0.3)	(28.3)
Earnings before income taxes and equity in earnings of non-operating affiliates	482.9	1.7
Income tax provision (benefit)	158.8	(4.4)
Equity in earnings of non-operating affiliates - net of taxes	8.5	0.1
Net earnings	332.6	6.2
Less: Net earnings attributable to noncontrolling interest	50.6	10.6
Net earnings (loss) attributable to common stockholders	$282.0	$(4.4)
Net earnings (loss) per share attributable to common stockholders
Basic	$3.95	$(0.09)
Diluted	$3.91	$(0.09)
Weighted average common shares outstanding
Basic	71.3	48.6
Diluted	72.1	48.6

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARIZED BALANCE SHEETS

	March 31,	December 31,
	2011	2010
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$1,134.1	$797.7
Short-term investments	3.2	3.1
Accounts receivable	260.3	238.9
Inventories - net	395.2	270.3
Other	16.0	31.4
Total current assets	1,808.8	1,341.4
Property, plant and equipment - net	3,924.1	3,942.3
Asset retirement obligation funds	95.0	95.0
Investments in and advances to unconsolidated affiliates	980.8	977.1
Investments in auction rate securities	103.6	102.8
Goodwill	2,064.5	2,064.5
Other assets	213.1	230.9
Total assets	$9,189.9	$8,754.0

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$338.3	$323.2
Income taxes payable	136.5	62.2
Customer advances	747.3	431.5
Notes payable	5.1	4.9
Deferred income taxes	73.8	38.6
Distributions payable to noncontrolling interest	80.2	78.0
Other	2.7	10.2
Total current liabilities	1,383.9	948.6
Long-term debt	1,613.0	1,954.1
Deferred income taxes	1,053.2	1,074.7
Other noncurrent liabilities	348.2	343.2
Equity
Stockholders’ equity	4,363.1	4,050.4
Noncontrolling interest	428.5	383.0
Total equity	4,791.6	4,433.4
Total liabilities and equity	$9,189.9	$8,754.0

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended
	March 31,
	2011	2010
	(in millions)
Operating Activities:
Net earnings	$332.6	$6.2
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	118.5	28.3
Deferred income taxes	16.6	0.1
Stock compensation expense	2.4	1.8
Excess tax benefit from stock-based compensation	(6.0)	(0.4)
Unrealized (gain) loss on derivatives	(0.7)	11.2
Gain on sale of marketable equity securities	—	(28.3)
(Gain) loss on disposal of property, plant and equipment	(32.7)	0.6
Undistributed earnings of affiliates - net	(24.9)	(0.1)
Changes in (net of effects of acquisition):
Accounts receivable	(18.3)	(26.4)
Margin deposits	2.7	(0.1)
Inventories	(123.4)	(78.8)
Accrued income taxes	71.2	(7.9)
Accounts payable and accrued expenses	14.2	7.9
Customer advances - net	315.7	123.0
Other - net	3.3	10.4
Net cash provided by operating activities	671.2	47.5
Investing Activities:
Additions to property, plant and equipment	(54.9)	(29.0)
Proceeds from the sale of property, plant and equipment	39.2	6.0
Purchases of short-term securities	—	(25.4)
Sales and maturities of short-term and auction rate securities	0.5	187.0
Sale of marketable equity securities	—	167.1
Deposits to asset retirement obligation funds	—	(3.7)
Other - net	31.3	0.2
Net cash provided by investing activities	16.1	302.2
Financing Activities:
Payments of long-term debt	(346.0)	—
Financing fees	—	(32.1)
Dividends paid on common stock	(7.1)	(4.8)
Distributions to noncontrolling interests	(6.3)	—
Issuances of common stock under employee stock plans	2.9	0.3
Excess tax benefit from stock-based compensation	6.0	0.4
Net cash used in financing activities	(350.5)	(36.2)
Effect of exchange rate changes on cash and cash equivalents	(0.4)	(0.1)
Increase in cash and cash equivalents	336.4	313.4
Cash and cash equivalents at beginning of period	797.7	697.1
Cash and cash equivalents at end of period	$1,134.1	$1,010.5

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NITROGEN SEGMENT DATA

	Three months ended
	March 31,
	2011	2010
	(in millions, except as noted)
Net sales	$925.9	$327.0
Cost of sales	483.4	229.7
Gross margin	$442.5	$97.3

Gross margin percentage	47.8%	29.8%

Tons of product sold (in thousands)	2,841	1,198

Sales volumes by product (tons in thousands)
Ammonia	410	189
Granular urea	604	598
UAN	1,454	404
AN	244	—
Other nitrogen products	129	7

Average selling prices (dollars per ton)
Ammonia	$494	$321
Granular urea	371	306
UAN	277	205
AN	251	—

Cost of natural gas (dollars per MMBtu) (1)	$4.32	$5.13

Average daily market price of natural gas Henry Hub (dollars per MMBtu)	$4.16	$5.15

Depreciation and amortization	$78.3	$15.6
Capital expenditures	$45.8	$16.5

Production volume by product (tons in thousands)
Ammonia (2)	1,847	871
Granular urea	651	603
UAN (32%)	1,574	545
AN	283	—

(1)    Includes gas purchases and realized gains and losses on gas derivatives.

(2)    Gross ammonia production including amounts subsequently upgraded on-site into urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

PHOSPHATE SEGMENT DATA

	Three months ended
	March 31,
	2011	2010
	(in millions, except as noted)
Net sales	$248.1	$175.4
Cost of sales	165.6	143.7
Gross margin	$82.5	$31.7

Gross margin percentage	33.3%	18.1%

Tons of product sold (in thousands)	440	480

Sales volumes by product (tons in thousands)
DAP	331	374
MAP	109	106

Domestic vs. export sales (tons in thousands)
Domestic	394	389
Export	46	91

Average selling prices (dollars per ton)
DAP	$562	$361
MAP	569	379

Depreciation, depletion, and amortization	$11.8	$12.1
Capital expenditures	$4.5	$12.4

Production volume by product (tons in thousands)
Hardee Phosphate Rock Mine
Phosphate rock	853	721
Plant City Phosphate Fertilizer Complex
Sulfuric Acid	667	577
Phosphoric acid as P2O5 (1)	262	221
DAP/MAP	519	438

(1)   P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended
	March 31,
	2011	2010
	(in millions)
Net earnings (loss) attributable to common stockholders	$282.0	$(4.4)
Interest expense (income) - net	51.8	0.1
Income taxes	159.1	(4.5)
Depreciation, depletion and amortization	118.5	28.3
Less: other adjustments	(26.3)	(0.1)
EBITDA	$585.1	$19.4

EBITDA is defined as net earnings (loss) attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation, depletion and amortization.  Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest. We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Net earnings and EBITDA for the three months ended March 31, 2011 includes a $32.5 million gain on the sale of the dry product warehouses, $2.1 million charge for restructuring and integration costs and a $0.7 million mark-to-market gain on derivatives.

Net earnings, interest expense (income) - net, and depreciation, depletion and amortization for the three months ended March 31, 2011 include $19.9 million of accelerated amortization of deferred loan fees related to repayments of certain Terra acquisition financing.

Net earnings and EBITDA for the three months ended March 31, 2010 includes $136.1 million of business combinations costs that includes a $123.0 million merger termination fee paid to Yara International ASA on behalf of Terra, a $28.3 million gain on the sale of common shares of Terra, $11.2 million mark-to-market loss on derivatives and $2.7 million of Peru project development costs.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS

Reconciliation of debt to net debt (net cash):

	March 31,	December 31,
	2011	2010
	(in millions)
Total debt	$1,618.1	$1,959.0
Less: cash, cash equivalents and short-term investments	1,137.3	800.8
Plus: customer advances	747.3	431.5

Net debt	$1,228.1	$1,589.7

Net debt (net cash) is defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances.  We include customer advances in this calculation to reflect the liability associated with our obligations to supply fertilizer in the future, which offsets cash received in the form of customer advances.  Net debt (net cash) does not include distributions of earnings payable to noncontrolling interest holders.  We use net debt (net cash) in the evaluation of our capital structure.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

Consolidated Interest Expense:

	Three months ended
	March 31,
	2011	2010
	(in millions)

Interest on borrowings	$29.8	$—
Fees on ongoing financing agreements	5.0	0.3
Accelerated amortization of deferred loan fees	19.9	—
Interest capitalized and other	(2.6)	0.1
	$52.1	$0.4

Depreciation, Depletion and Amortization
	Three months ended
	March 31,
	2011	2010
	(in millions)

Nitrogen segment	$78.3	$15.6
Phosphate segment	11.8	12.1
Corporate / unallocated	5.3	0.5
Amortization of deferred loan fees	3.2	0.1
Accelerated amortization of deferred loan fees	19.9	—
	$118.5	$28.3